Exhibit 99.1

News Release	For immediate release
CONTACTS:	April 28, 2009
Michael Lawson, Investors, (513) 763-1992
Lori Dorer, Media, (513) 345-1685

Kendle Announces Departure of Senior Vice President and CFO
Karl “Buzz” Brenkert III ; Appoints Keith A. Cheesman as Successor

CINCINNATI, April 28, 2009  Kendle (Nasdaq: KNDL), a leading, global full-service clinical research organization, today announced Karl “Buzz” Brenkert III, Senior Vice President, Chief Financial Officer (CFO) and Secretary, will depart the Company effective May 6, 2009. Brenkert has served as CFO of the Company since January 2003. Succeeding Brenkert as Senior Vice President and CFO is Keith A. Cheesman, Vice President, Accounting and a current member of Kendle’s Finance senior management team. As CFO Cheesman will oversee the Company’s global financial operations, including Finance, Accounting, Budgeting, Tax, Investor Relations and Financial Planning.

"We extend our appreciation to Buzz for his service to Kendle and wish him well," said Candace Kendle, PharmD, Chairman and Chief Executive Officer. She continued, “We are pleased to appoint Keith as CFO and look forward to his expanded role as part of our executive team.”

Cheesman brings 28 years of experience in corporate finance and accounting management to the CFO role, including previous experience as Vice President, Finance; Chief Financial Officer; and Treasurer for a publicly traded site management organization. Cheesman has served as a member of Kendle’s Finance senior management team from 2000 to 2004 and from January 2008 to present and has provided leadership for nearly all facets of the Company’s financial operations.  From 2004 to 2008 he broadened his experience by serving as Vice President – Corporate Controller and a member of the senior management team for Ohio Casualty Corporation, a publicly traded U.S. property and casualty insurance provider with $1.5 billion in annual premiums and 2,100 employees across 20 U.S. locations. Cheesman rejoined Kendle in January 2008, assuming expanded leadership responsibilities as Vice President, Accounting responsible for the Company’s Accounting, Tax, Project Financial Support and Internal Audit functions.

Cheesman holds a Bachelor of Science in accounting from University of Dayton. He is a member of the American Institute of Certified Public Accountants, Ohio Society of Certified Public Accountants and Financial Executives International.

About Kendle

Kendle International Inc. (Nasdaq: KNDL) is a leading global clinical research organization providing the full range of early- to late-stage clinical development services for the world's biopharmaceutical industry. Our focus is on innovative solutions that reduce cycle times for our customers and accelerate the delivery of life-enhancing drugs to market for the benefit of patients worldwide. As one of the fastest-growing global providers of Phase I-IV services, we offer experience spanning more than 100 countries, along with industry-leading patient access and retention capabilities and broad therapeutic expertise, to meet our customers' clinical development challenges.

Additional information and investor kits are available upon request from Kendle, 441 Vine Street, Suite 500, Cincinnati, OH 45202 or from the Company’s Web site at www.kendle.com.

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